EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

New Customer Programs Contribute to Year-over-Year Revenue Growth

Spokane, WA— January 30, 2007 – Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 30, 2006.

For the second quarter of fiscal 2007, Key Tronic reported total revenue of $49.8 million, up 10% from $45.3 million in the second quarter of fiscal 2006. For the first six months of fiscal 2007, total revenue was $105.3 million, up 18% from $89.6 million in the same period of fiscal 2006.

The second quarter of fiscal 2007 included a one-time charge of $940,000 for inventory and receivables reserves related to a specific customer unexpectedly declaring bankruptcy in December. At this time, the Company does not know if it can collect some or all of the outstanding receivables associated with this customer. The charge had an adverse impact on the Company’s gross margins and operating expenses, and reduced its net income by approximately $0.09 per diluted share. As a result, net income for the second quarter of fiscal 2007 was $0.3 million or $0.03 per diluted share, compared to $1.0 million or $0.10 per diluted share for the second quarter of fiscal 2006. For the first six months of fiscal 2007, net income was $1.7 million or $0.17 per diluted share, comparable to the same period in fiscal 2006.

“During the second quarter of 2007, our new customer programs began to contribute to our revenue, but not enough to offset reduced demand from certain existing customers,” said Jack Oehlke, President and Chief Executive Officer. “In particular, the unanticipated bankruptcy of one customer had a negative impact on our profitability. In the third quarter, we expect to see a seasonal slowdown among some of our consumer products customers, but the revenue contribution from our new programs should nearly double from the second quarter.”

“We continue to pursue promising new opportunities with both existing and new customers, and continue to prepare for future growth. We are establishing a new SMT production facility at our Spokane Valley headquarters in order to provide for low-volume and highly specialized PCB assembly for programs that require domestic sourcing. In addition, we recently announced the pending sale of our facility in Las Cruces, New Mexico, which we have not utilized since June 2005. The buyer is currently conducting its due diligence and we plan to close the transaction by the end of the third quarter.”

Business Outlook

In the third quarter of fiscal 2007, the Company expects lower seasonal demand from certain existing customers, partially offset by increased revenue from new programs. As a result, revenue is anticipated to be in the range of $42 million to $47 million. Earnings in the third quarter of fiscal 2007 are expected to be in the range of $0.01 to $0.05 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0713 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11078678). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2007. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 30 2006	December 31 2005	December 30 2006	December 31 2005
Net sales	$49,829	$45,360	$105,341	$89,610
Cost of sales	45,628	41,260	$95,846	81,658

Gross profit on sales	4,201	4,100	9,495	7,952

Operating expenses:
Research, development and engineering	865	670	1,758	1,332
Selling	463	490	983	1,058
General and administrative	2,126	1,654	4,190	3,306

Total operating expenses	3,454	2,814	6,931	5,696

Operating income	747	1,286	2,564	2,256
Interest expense	381	275	714	536

Income before income taxes	366	1,011	1,850	1,720
Income tax provision (benefit)	21	(7)	86	—

Net income	$345	$1,018	$1,764	$1,720

Earnings per share:

Earnings per common share - basic	$0.03	$0.10	$0.18	$0.18
Weighted average shares O/S - basic	9,915	9,703	9,878	9,700

Earnings per common share - diluted	$0.03	$0.10	$0.17	$0.17
Weighted average shares O/S - diluted	10,390	10,022	10,414	10,086

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 30 2006	July 1 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,792	$2,428
Trade receivables - net	26,344	29,003
Inventories	39,266	36,338
Real estate held for sale	1,698	—
Other	4,384	3,416

Total current assets	73,484	71,185

Property, plant and equipment, net	11,422	9,807

Other Assets:
Restricted cash	891	874
Real estate	—	1,698
Deferred income tax asset - net	3,500	3,500
Other - net	783	866
Goodwill	765	765

Total other assets	5,939	7,703

Total Assets	$90,845	$88,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,810	$31,228
Accrued compensation and vacation	3,034	4,477
Current portion of long term obligations	690	689
Other	1,896	3,088

Total current liabilities	32,430	39,482

Long-Term Liabilities:
Revolving loan	17,111	10,069
Other	1,542	1,596

Total long-term liabilities	18,653	11,665

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,915 and 9,750 shares	39,032	38,582
Retained earnings (deficit)	730	(1,034)

Total shareholders’ equity	39,762	37,548

Total Liabilities and Shareholders’ Equity	$90,845	$88,695